Exhibit 99.1

Aspyra Reports Results of Operations for the First Quarter Ended March 31, 2008

CALABASAS, Calif.--(BUSINESS WIRE)--Aspyra, Inc. (AMEX: APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the first quarter ended March 31, 2008.

Sales were $2,164,565 for the first quarter of fiscal 2008 compared with sales of $2,201,968 for the comparable quarter ended March 31, 2007. The Company incurred a net loss of $1,194,399 for the quarter ended March 31, 2008, compared to a net loss of $1,315,257 for the quarter ended March 31, 2007, while net cash used in operations was $302,790 for the quarter ended March 31, 2008 compared to $263,473 for the quarter ended March 31, 2007. For the quarter ended March 31, 2008, basic and diluted loss per share was $.10, compared with a basic and diluted loss per share of $.12 for the comparable quarter ended March 31, 2007. Basic and diluted shares outstanding for each period were 12,437,150 and 10,784,483, respectively. The company had $2,819,918 of cash on hand at the end of the quarter.

Interim Chief Executive Officer James Zierick stated, “While our first quarter results reflect a loss, we continue to make progress in restoring the company to profitable growth.” He continued, “The Company has experienced an increase in new and upgrade system bookings, and remains focused on building a strong sales and marketing organization under Robert Pruter, our new Senior Vice President of Sales and Marketing. The recent operational changes have had no negative impact on our ability to support our customers, and the Company continues to receive positive feedback from new and existing customers on our most recent PACS and RIS release.”

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra’s highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, visit www.aspyra.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today the date of this press release, including management’s own knowledge and assessment of the Company’s industry and competition. Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-Q and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

CONTACT:
Aspyra, Inc.
Michelle Del Guercio
Director of Marketing
818-880-6700 x8688